                                                                     EXHIBIT 4.4

                             DIGITAL ISLAND, INC.

                              AMENDED AND RESTATED

                          INVESTORS' RIGHTS AGREEMENT




                               February 19, 1999

                               TABLE OF CONTENTS

                                                                    Page
                                                                    ----
Section 1 Certain Definitions                                          1
       1.1  Certain Definitions...................................     1
       1.2  "SEC" ................................................     1
       1.3  "Exchange Act"........................................     2
       1.4  "Initial Public Offering" or "IPO"....................     2
       1.5  "register", "registered" and "registration"...........     2
       1.6  "Registrable Securities"..............................     2
       1.7  "Securities Act"......................................     2
       1.8  "Affiliate"...........................................     2
Section 2 Piggyback Rights .......................................     3
       2.1  Notice of Registration................................     3
       2.2  Underwriting..........................................     3
       2.3  Right to Terminate Registration.......................     4
       2.4  Definition of Holder..................................     4
Section 3 Demand Registration ....................................     4
       3.1  Demand Registration...................................     4
       3.2  Underwritten Public Offering..........................     4
       3.3  Limitations...........................................     5
Section 4 Form S-3 Registration                                        5
       4.1  Registrations on Form S-3.............................     5
       4.2  Limitations...........................................     6
Section 5 Obligations of Company                                       6
Section 6 Expenses of Registration                                     7
Section 7 Indemnification                                              8
       7.1  The Company...........................................     8
       7.2  Holders...............................................     8
       7.3  Defense of Claims.....................................     9
Section 8 Rule 144 Reporting                                           9
Section 9 Standoff Agreement                                          10
Section 10 Limitations on Subsequent Registration Rights              10
Section 11 Information Rights                                         11
      11.1  Financial Information.................................    11
      11.2  Inspection............................................    12
      11.3  Termination of Information and Inspection Covenants...    12
      11.4  Confidentiality.......................................    13
Section 12 Right of First Refusal ................................    13
Section 13 Termination of Rights .................................    15
Section 14 Miscellaneous .........................................    15
      14.1  Assignment............................................    15
      14.2  Aggregation of Shares.................................    15
      14.3  Governing Law.........................................    15
      14.4  Counterparts..........................................    16
      14.5  Titles and Subtitles..................................    16

      14.6  Notices...............................................    16
      14.7  Attorneys' Fees.......................................    16
      14.8  Amendments and Waivers................................    16
      14.9  Severability..........................................    16
      14.10 Delays or Omissions...................................    16
      14.11 Entire Agreement; Superseding Effect..................    17

                             DIGITAL ISLAND, INC.

                             AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT


          THIS AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (the "Agreement") is entered into as of February 19, 1999, by and among DIGITAL ISLAND, INC., a California corporation (the "Company"), and the individuals or entities listed on the signature pages hereof (each a "Holder" and collectively, the "Holders").


                                   RECITALS

          A. Certain of the Holders have purchased or will purchase shares of the Company's Series E Preferred Stock (the "Series E Preferred") pursuant to the terms of a Series E Preferred Stock Purchase Agreement dated as of even date herewith among the Company and such Holders (the "Purchase Agreement").

          B. The execution of this Agreement is a condition to the closing of the transactions contemplated by the Purchase Agreement.

          C. The Company desires to enter into this Agreement and grant the Holders the rights contained herein in order to fulfill such condition.

          D. The Company and those Holders who hold shares of the Company's Series A Preferred Stock (the "Series A Preferred"), Series B Preferred Stock (the "Series B Preferred"), Series C Preferred Stock (the "Series C Preferred") and Series D Preferred Stock (the "Series D Preferred"), are parties to an Amended and Restated Rights Agreement dated as of July 13, 1998 (the "Existing Rights Agreement"), and wish to amend and restate the Existing Rights Agreement, upon the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

                                   Section 1
                              Certain Definitions
                              -------------------

               Certain Definitions.  As used in this Agreement, the following
               -------------------
terms shall have the following respective meanings:

        1.1 "SEC" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

        1.2 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as the same shall be in effect from time to time.

        1.3 "Initial Public Offering" or "IPO" means the Company's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act yielding gross proceeds to the Company of at least $25,000,000.00 and a per share offering price of at least $7.00 (as adjusted for stock splits and the like).

        1.4 The terms "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (as defined below), and the declaration or ordering of the effectiveness of such registration statement.

        1.5 "Registrable Securities" means (i) the shares of Common Stock of the Company issuable or issued upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred of the Company (such shares of Common Stock, the "Stock"), and (ii) any other shares of the Company's Common Stock issued as (or issuable upon conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to or in exchange for or replacement of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred of the Company or the Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which a Holder's rights under this Agreement are not assigned; provided, however, that Registrable Securities shall only be treated as Registrable Securities if and so long as, they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

        1.6 "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as the same shall be in effect from time to time.

        1.7 An "Affiliate" of an entity referenced herein shall mean (i) any entity who controls, is controlled by, or is under common control with such entity, (ii) any constituent partner or shareholder of such entity, (iii) all mutual funds or other pooled investment vehicles or entities under the control or management of such entity, or the general partner or investment advisor of such entity, or any Affiliate of such mutual funds, pooled investment vehicles, general partner or investment advisor, or (iv) with respect to an individual, such individual's spouse, siblings, ancestors and descendants (whether natural or adopted), any spouses of such siblings, ancestors and descendants, any siblings of such ancestors and descendants, and any trust established solely for the benefit of one or more of such individual's spouse, siblings, ancestors and/or descendants.

                                   Section 2
                                PIGGYBACK RIGHTS
                                ----------------

        2.1  Notice of Registration.  If at any time or from time to time, the
             ----------------------
Company shall determine to register any of its equity securities for its own account in an underwritten public offering, the Company will:

             (i)  promptly give to the Holders written notice thereof; and

             (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and underwriting, all the Registrable Securities (subject to cutback as set forth in Section 2.2) specified in a written request or requests made within thirty (30) days after receipt of such written notice from the Company by any Holder.

        2.2  Underwriting.  The right of any Holder to registration pursuant
             ------------
to this Section 2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. If any Holder proposes to distribute its securities through such underwriting, such Holder shall (together with the Company and any other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration. The Company shall so advise the Holder and the other shareholders distributing their securities through such underwriting pursuant to piggyback registration rights similar to this Section 2, and the number of shares of Registrable Securities and other securities that may be included in the registration and underwriting shall be allocated among the Holder and any other participating shareholders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holder and other securities held by other shareholders and entitled to registration rights at the time of filing the registration statement, provided that the aggregate amount of Registrable Securities held by selling Holders included in the offering shall not be reduced below twenty percent (20%) of the total amount of securities included in that offering unless the offering is the Initial Public Offering of the Company's securities, in which case all Registrable Securities held by Holders may be excluded. In the event the managing underwriter does determine that marketing factors require a limitation of the number of shares to be underwritten (the "Cutback"), such Cutback shall be applied first to any participating shareholders other than Holders of Registrable Securities before it shall be applied to Holders of Registrable Securities, subject to the above mentioned twenty percent (20%) reduction limit, if at all. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to each Holder or other shareholder to the nearest 100 shares. If any Holder or other shareholder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to one-hundred eighty (180) days after the effective date of the registration statement relating thereto.

        2.3  Right to Terminate Registration.  The Company shall have the
             -------------------------------
right to terminate or withdraw any registration initiated by it under this
Section 2 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.

        2.4  Definition of Holder.  Solely for purposes of this Section 2 and
             --------------------
for so long as he remains employed by the Company, Ron Higgins shall be deemed to be a "Holder" and all shares of the Company's capital stock held by him shall be deemed to be "Registrable Securities."

                                   Section 3

                              Demand Registration
                              -------------------

        3.1 Demand Registration.  Beginning on the earlier of (i) February 19,
            -------------------
2001, or (ii) one year after the Company's Initial Public Offering, if Holders of more than 66-2/3% of the Registrable Securities request that the Company file a registration statement for the lesser of 50% of the outstanding Registrable Securities or a number of shares yielding gross aggregate proceeds in excess of $15,000,000, then the Company will (x) promptly give written notice of the proposed registration to all other Holders, and (y) use its reasonable best efforts to cause such shares to be registered (together with any Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company); provided, however, that (a) the Company shall not be required to effect any such registration within one-hundred eighty (180) days prior to its good faith estimate of the date of the filing of, and one-hundred eighty (180) days following the effective date of, a registration statement pertaining to an underwritten public offering of the Company's securities, (b) such registration obligation shall be deferred for not more than sixty days if the Company furnishes the requesting holders with a certificate of the President of the Company stating that in the good faith judgment of the Board of Directors it would be detrimental to the Company or its shareholders for a registration statement to be filed in the near future, but the Company shall not be entitled to such deferral more than twice in any 12-month period and (c) the Company shall not be obligated to effect more than a total of two such demand registrations. Any such registration shall be firmly underwritten by an underwriter of nationally recognized standing which shall be mutually agreeable to the Company and a majority in interest of the Holders requesting the registration. If any Holder disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Holders making the request. The Registrable Securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to ninety (90) days after the effective date of such registration; provided, however, that, if by the withdrawal of such Registrable Securities, a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities. Holders shall be so entitled to include additional Registrable Securities in the registration upon written notice within 10 days of such offer being made.

        3.2  Underwritten Public Offering.  The Company shall enter into an
             ----------------------------
underwriting agreement with an investment banking firm or firms containing representations, warranties, indemnities and agreements then customarily included by an issuer in underwriting agreements with respect to secondary distributions. The Company shall not cause the registration under the Securities Act of any other shares of its Common Stock to become effective (other than registration of an employee stock plan, or registration in connection with any Rule 145 or similar transaction) during the effectiveness of a registration requested hereunder for an underwritten public offering if, in the judgment of the underwriter or underwriters, marketing factors would adversely affect the price of the Registrable Securities subject to such underwritten registration.

        3.3  Limitations.  Notwithstanding the foregoing, if at the time of
             -----------
any request to register Registrable Securities pursuant to this Section 3, the Company is engaged, or has fixed plans to engage within one-hundred eighty (180) days of the request, in a registered public offering or any other activity that, in the good faith determination of the Board of Directors of the Company, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may, at its option, direct that such request be delayed for a period not in excess of one-hundred eighty (180) days from the effective date of such offering, or the date of commencement of such other material activity, as the case may be. Such rights to delay a request to be exercised by the Company may not be exercised more than once in any twelve month period.

                                   Section 4
                             FORM S-3 REGISTRATION
                             ---------------------

        4.1  Registrations on Form S-3.  Holders shall be entitled to request
             -------------------------
(an "S-3 Registration Request") an unlimited number of registrations of Registrable Securities then owned by such requesting Holders on a Form S-3 registration statement or any successor form under the Securities Act (an "S-3 Registration"). The S-3 Registration Request must be made in writing and the S-3 Registration Request shall: (i) specify the number of shares intended to be offered and sold; (ii) express the present intention of the requesting Holders to offer or cause the offering of such shares for distribution; and (iii) contain the undertaking of the requesting Holders to provide all such information and materials and take all such action as may be required in order to permit the Company to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such registration statement. The Company shall, as soon as practicable, (a) promptly give written notice of the proposed registration to all other Holders, and (b) file an S-3 Registration and use its reasonable best efforts to obtain all such qualifications and compliance as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the requesting Holders' Registrable Securities as are specified in the S-3 Registration Request (together with any Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company), within 45 days after receipt of such written notice by the Company; provided,
                                                                    --------
however, that the Company shall not be obligated to effect any such
-------
registration, qualification or compliance, pursuant to this Section 4 if: (i) Form S-3 is not available for such offering by the requesting Holders; (ii) the requesting Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate gross price to the public of less than $1,000,000; or (iii) the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for any Holder pursuant to this Section 4.

        4.2  Limitations.  Notwithstanding the foregoing, if at the time of
             -----------
any request to register Registrable Securities pursuant to this Section 4, the Company is engaged, or has fixed plans to engage in any activity that, in the good faith determination of the Board of Directors, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may, at its option, direct that such request be delayed for a period not in excess of forty-five (45) days from the effective date of such material activity. Such rights to delay a request to be exercised by the Company may not be exercised more than once in any twelve month period.

                                   Section 5
                             OBLIGATIONS OF COMPANY
                             ----------------------

          Whenever the Company is required by the provisions of this Agreement to use its reasonable best efforts to effect the registration of the Registrable Securities, the Company shall: (i) prepare and, as soon as possible, file with the SEC a registration statement with respect to the Registrable Securities, and use its reasonable best efforts to cause such registration statement to become effective and to remain effective until the earlier of the sale of the Registrable Securities so registered or one hundred twenty (120) days subsequent to the effective date of such registration provided, however, that if the
                                           --------  -------
Holders requesting a demand registration pursuant to an S-3 Registration pursuant to Section 4 state in their request that they desire a shelf registration pursuant to Rule 415 under the Securities Act (a "Shelf Registration"), then the Company shall, solely in the first such instance, cause such registration statement to be a Shelf Registration and shall cause such registration statement to become effective and to remain effective until the earlier of the date of the sale of the Registerable Securities so registered or nine (9) months subsequent to the effective date of such registration statement;
(ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to make and to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in such registration statement until the earlier of the sale of the Registrable Securities so registered or one hundred twenty (120) days subsequent to the effective date of such registration statement, or, in the case of a Shelf Registration, until the earlier of the sale of the Registerable Securities so registered or nine (9) months subsequent to the effective date of such registration statement; (iii) furnish to any Holder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus), in conformity with the requirements of the Securities Act, as such Holder may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold, but only while the Company shall be required under the provisions hereof to cause the registration statement to remain current; (iv) use its reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or blue sky laws of such states as Holder shall reasonably request, maintain any such registration or qualification current until the earlier of the sale of the Registrable Securities so registered or one hundred twenty (120) days subsequent to the effective date of the registration statement, or, in the case of a Shelf Registration, until the earlier of the sale of the Registrable Securities so registered or nine (9) months subsequent to the effective date of such registration statement and, take any and all other actions either necessary or reasonably advisable to enable Holders to consummate the public sale or other disposition of the Registrable Securities in jurisdictions where such Holders desire to effect such sales or other disposition; (v) cause all Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which the same class of securities of the Company are then listed; and (vi) take all such other actions either necessary or reasonably desirable to permit the Registrable Securities held by a Holder to be registered and disposed of in accordance with the method of disposition described herein, including causing the Company's senior management to use their commercially reasonable efforts in the marketing of any securities pursuant to any underwritten public offering so registered. Notwithstanding the foregoing, the Company shall not be required to register or to qualify an offering of the Registrable Securities under the laws of a state if as a condition to so doing the Company is required to qualify to do business or to file a general consent to service of process in any such state or jurisdiction, unless the Company is already subject to service in such jurisdiction.

                                   Section 6
                            EXPENSES OF REGISTRATION
                            ------------------------

          Except with respect to the Demand Registrations and the S-3 Registrations set forth in Sections 3 and 4 hereof for which the Company shall pay for only the first two Demand Registrations and the first two S-3 Registrations initiated pursuant to this Agreement, the Company shall pay all of the fees and expenses incurred in connection with any registration statement that is initiated pursuant to this Agreement, including, without limitation, all SEC and blue sky registration and filing fees, printing expenses, transfer agent and registrar fees, the fees and disbursements of the Company's outside counsel, the reasonable fees and disbursements of one counsel to the Holders and independent accountants (the "Registration Expenses"). If a registration proceeding is begun upon the request of Holders pursuant to Section 3 or 4 but such request is subsequently withdrawn, then the Holders of Registrable Securities to have been registered may either: (i) bear all Registration Expenses of such proceeding, pro rata on the basis of the number of shares to have been registered, in which case the Company shall be deemed not to have effected a registration pursuant to Section 3 or 4, as applicable, of this Agreement; or (ii) require the Company to bear all Registration Expenses of such proceeding, in which case the Company shall be deemed to have effected a registration pursuant to Section 3 or 4, as applicable, of this Agreement. Notwithstanding the foregoing, however, if at the time of the withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall be required to pay one-half (1/2) of any of said Registration Expenses, unless the Company shall have failed to perform any of its obligations with respect to such registration proceeding in which case the holders shall bear none of the Registration Expenses. In such case, the Company shall be deemed not to have effected a registration pursuant to Section 3 or 4, as applicable, of this Agreement. The Holders shall pay all of the fees and expenses incurred in connection with any Demand Registration or S-3 Registration initiated pursuant to this Agreement after the filing of the first two Demand Registrations and the first two S-3 Registrations. In addition, any underwriting discounts, fees and disbursements of any additional counsel to the Holders, selling commissions and stock transfer or other taxes applicable to the Registrable Securities registered on behalf of Holders shall be borne by the Holders of the Registrable Securities included in such registration.

                                   Section 7
                                INDEMNIFICATION
                                ---------------

        7.1  The Company.  To the extent permitted by law, the Company will
             -----------
indemnify Holders and each person controlling Holders within the meaning of
Section 15 of the Securities Act, and each underwriter if any, of the Company's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse Holders and each person controlling Holders, and each underwriter, if any, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by such Holder or controlling person or underwriter seeking indemnification expressly for use therein; and provided further, that the indemnity provided in this Section 7.1 with respect to any losses, claims, damages, liabilities or actions, arising from a sale of Registrable Securities pursuant to a registration hereunder, based upon any untrue statement or alleged untrue statement of material fact or omission or alleged omission to state a material fact in any preliminary or final prospectus (or amendment or supplement thereto) of the Company shall not inure to the benefit of or be available to the Holders or any other person if a copy of the prospectus, as further amended or supplemented, in which such untrue statement or alleged untrue statement or omission or alleged omission was corrected is sent or given to those persons asserting such losses, claims, damages, liabilities or actions within the time required by the Act and the Rules and Regulations thereto.

        7.2  Holders.  To the extent permitted by law, each Holder will, if
             -------
Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected (the "Indemnifying Holder"), indemnify the Company, each of its directors and officers and each person who controls the Company within the meaning of Section 15 of the Securities Act, and each underwriter, if any, of the Company's securities with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by such Indemnifying Holder of any rule or regulation promulgated under the Securities Act applicable to such Indemnifying Holder in connection with any such registration, qualification or compliance, and the Indemnifying Holder will reimburse the Company, such directors and officers and each person controlling Company and each underwriter, if any, for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, in reliance upon and in conformity with written information furnished to the Company by such Indemnifying Holder expressly for use therein, provided that in no event shall any indemnity under this Section
7.2 exceed the gross proceeds of the offering received by such Indemnifying Holder; and provided further, that the indemnity provided in this Section 7.2 with respect to any losses, claims, damages, liabilities or actions, arising from a sale of Registrable Securities pursuant to a registration hereunder, based upon any untrue statement or alleged untrue statement of material fact or omission or alleged omission to state a material fact in any preliminary or final prospectus (or amendment or supplement thereto) of the Company shall not inure to the benefit of or be available to the Company or any other person if the Holder corrected such untrue statement or alleged untrue statement or omission or alleged omission and sent it to the Company for inclusion in the prospectus within the time required by the Act and the Rules and Regulations thereto.

        7.3  Defense of Claims.  Each party entitled to indemnification under
             -----------------
this Section 7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party
                                 --------  -------
shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the
                                                    -------- -------
failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation and include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior written consent.

                                   Section 8
                               RULE 144 REPORTING
                               ------------------

          With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

          (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the IPO;

          (b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

          (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time from and after ninety (90) days following the effective date of the IPO), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration.

                                   Section 9
                               STANDOFF AGREEMENT
                               ------------------

          In connection with the Company's Initial Public Offering, if requested by the Company and the managing underwriter, each Holder agrees not to offer to sell or sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company held by Holder at any time during such period (other than those included in the Initial Public Offering, if any), directly or indirectly, without the prior written consent of the Company or the underwriters for such period of time (not to exceed one-hundred eighty (180) days) as may be requested by the Company and the managing underwriter, provided that all officers, directors and other shareholders of the Company enter into similar agreements. In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the share or securities of every other person subject to the foregoing restrictions) until the end of such period.

                                  Section 10
                 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS
                 ---------------------------------------------

          From and after the date of this Agreement, the Company shall not, without the prior written consent of Holder(s) of at least a majority of the outstanding Registrable Securities (excluding Ron Higgins), enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are pari passu or more favorable than the registration rights granted to Holders hereunder or to require the Company to effect a registration earlier than the date on which Holders can first require a registration under Section 3.1.

                                  Section 11
                              INFORMATION RIGHTS
                              ------------------

        11.1 Financial Information.  The Company shall deliver the following
             ---------------------
reports or information indicated below to each Holder or any transferee of a Holder who holds, together with Affiliates, at least 500,000 shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Registrable Securities (the "Requisite Minimum Shares"):

        (a)  Monthly Financial Statements.  As soon as available, but in any
             ----------------------------
event not later than 30 days after the end of each month (other than the last month of any fiscal year of the Company), the unaudited consolidated balance sheet of the Company and its subsidiaries as at the end of each such month and the related unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for such month and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form (i) the figures as of the end of and for the comparable periods of the preceding fiscal year and (ii) the figures reflected in the operating budget for such period as specified in the financial plan of the Company delivered pursuant to subparagraph (d) hereof. All such financial statements shall be certified by the Company's Chief Financial Officer, shall be complete and correct in all material respects, and shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods reflected therein except as stated therein and subject to normal year-end adjustments.

        (b)  Quarterly Financial Statements.  As soon as available, but in any
             ------------------------------
event not later than 30 days after the end of each quarter (other than the last quarter of any fiscal year of the Company), the unaudited consolidated balance sheet of the Company and its subsidiaries as at the end of each such quarter and the related unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for such quarter and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form (i) the figures as of the end of and for the comparable periods of the preceding fiscal year and (ii) the figures reflected in the operating budget for such period as specified in the financial plan of the Company delivered pursuant to subparagraph (c) hereof. All such financial statements shall be certified by the Company's Chief Financial Officer, shall be complete and correct in all material respects, and shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods reflected therein except as stated therein and subject to normal year-end adjustments.

        (c)  Annual Financial Statements.  As soon as available, but in any
             ---------------------------
event within 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated and consolidating balance sheet of the Company and its subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, shareholders' equity and cash flows of the Company and its subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the figures as at the end of and for the previous fiscal year, accompanied by an opinion of an accounting firm of recognized national standing selected by the Company, which opinion shall state that such accounting firm's audit was conducted in accordance with generally accepted auditing standards. All such financial statements shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP applied on a consistent basis throughout the periods reflected therein except as stated therein.

        (d)  Budgets and Other Information.  As soon as available, but in any
             -----------------------------
event not later than 30 days prior to the end of each fiscal year of the Company, the draft financial plan of the Company for the next succeeding fiscal year, and prior to the end of each fiscal year the final draft of such plan, in each such case, including but not limited to a cash flow projection and operating budget, calculated monthly, as contained in its operating plan approved by the Company's Board of Directors as well as any updates or revisions to such plan as soon as available. From time to time, such additional information which is normally prepared by the Company regarding results of operations, financial condition, business or prospects of the Company and its subsidiaries, as a Holder holding the Requisite Minimum Shares may reasonably request.

        (e)  Other Reports and Statements.  Promptly (but in any event within
             ----------------------------
ten days) after any distribution to the Company's shareholders generally, to its directors or to the financial community of an annual report, proxy statement or other report or communication, a copy of each such report, proxy statement or other report or communication and promptly (but in any event within ten days) after any filing by the Company with the SEC or with any national securities exchange or automated quotation system, of any publicly available annual or periodic or special report or proxy statement or registration statement, a copy of such report or statement and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company's business.

        11.2  Inspection.  The Company shall permit each Holder, at such
              ----------
Holder's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, with reasonable written notice to the Company and all at such reasonable times as may be requested by such Holder; provided,
                                                                 --------
however, that the Company shall not be obligated pursuant to this Section 11.2
-------
to provide access to any information which it reasonably considers to be a trade secret or similar confidential information. In addition, one representative from each of JAFCO America Ventures, Inc., Partech International, E*Trade Group, Inc., Arbor Investors, L.L.C., and KECALP Inc. (each an "Investor Representative") shall be entitled to attend each meeting of the Company's Board of Directors as an observer, shall be given timely notice of each meeting of the Company's Board of Directors in the same manner and at the same time that directors of the Company are given notice of such meeting and shall have their reasonable out-of-pocket expenses incurred in attending such meetings reimbursed to the same extent and in the same manner as such expenses are reimbursed for the members of the Company's Board of Directors. Each Investor Representative may be changed or replaced from time to time at the discretion of JAFCO America Ventures, Inc., Partech International, E*Trade Group, Inc., Arbor Investors, L.L.C., and KECALP Inc., with respect to each entity's appointed Investor Representative by written notice to the Company.

        11.3   Termination of Information and Inspection Covenants.  The
               ---------------------------------------------------
covenants set forth in Sections 11.1 and 11.2 shall terminate as to each Holder and be of no further force or effect immediately upon the earliest of (a) the consummation of an IPO; (b) at such time as the

Holder fails to own the Requisite Minimum Shares; or (c) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) and 15(d) of the Exchange Act.

        11.4  Confidentiality.  Each of the Holders agrees to keep
              ---------------
confidential and not to disclose to persons other than its employees, professional consultants and advisors any information concerning the Company which is confidential or proprietary ("Confidential Information"), except as otherwise required by law or as deemed necessary by a Holder to be disclosed to its own partners or Affiliates. No Confidential Information shall be used or disclosed by a Holder for any purpose except in connection with the transactions contemplated by the Purchase Agreement and the agreements executed and delivered in connection with the Purchase Agreement and in the enforcement of its rights thereunder. Each Holder shall use no less a level of care with the Confidential Information than it uses with its own confidential information. Notwithstanding the foregoing, the restrictions set forth in this Section 11.4 shall not be applicable to any information that is publicly available through no fault of a Holder, any information independently developed by a Holder or its professional consultants, any information known to a Holder or its professional consultants before the disclosure thereof by the Company, or any information disclosed to a Holder by a person without any confidentiality duty to the Company. This provision shall survive any termination of this Agreement.

                                  Section 12
                             RIGHT OF FIRST REFUSAL
                             ----------------------

          The Company hereby grants to each Holder the right of first refusal to purchase, pro rata, a portion of "New Securities" (as defined in this Section
12) that the Company may, from time to time, propose to sell and issue. Each Holder's pro rata share, for purposes of this right of first refusal, is the ratio of (X) the number of shares of Common Stock owned (or issuable upon the conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred held) by such Holder immediately after the Closing (as defined in the Purchase Agreement) to (Y) the total number of shares of Common Stock outstanding (or issuable upon the conversion of all outstanding Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred) immediately after the Closing, provided, however, that in the event that any Holder elects not to purchase its pro rata share in accordance with the above (a "Non-Participating Holder"), then each participating Holder purchasing New Securities may purchase, on a pro rata basis among the participating Holders, such Non-Participating Holder's pro rata share. This right of first refusal shall be subject to the following provisions:

          (a)  "New Securities" shall mean any Common Stock and Preferred
                --------------
Stock of the Company whether or not authorized on the date hereof, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into said Common Stock or Preferred Stock; provided, however, that "New Securities" does not include the following:

                (i) shares of Common Stock, or options to purchase shares of Common Stock, issued or granted to directors, employees, vendors or consultants of the Company pursuant to option plans or other employee benefit plans or arrangements approved by a majority of the Board of Directors of the Company, including the Option Plan (as that term is defined in Section 2.2(c) of the Purchase Agreement);

                (ii) shares of Common Stock or other securities issuable upon conversion of the Company's Preferred Stock;

                (iii) securities of the Company offered to the public pursuant to a bona fide public offering;

                (iv) securities of the Company issued pursuant to an acquisition of or by the Company whether by merger, consolidation or purchase or sale of all or substantially all of the assets of the Company or another entity, or other reorganization;

                (v) shares of Common Stock or Preferred Stock issued in connection with any stock split, stock dividend, or recapitalization by the Company; or

                (vi) securities of the Company that are purchased pursuant to the rights provided in this Section 12.

        (b) In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same. Each Holder shall have ten (10) business days from the date such notice is given to agree to purchase its pro rata share of such New Securities or any portion thereof at the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

        (c) In the event that the Holders' aggregate pro rata exercised portion is less than the amount of New Securities proposed to be issued in the notice referred to above, the Company shall have sixty (60) days thereafter to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of such agreement) the New Securities respecting which the Holders' rights were not exercised at a price and upon general terms no more favorable to the purchaser thereof than specified in the Company's notice. In the event the Company has not sold the New Securities within such sixty (60) day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of such agreement), the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Holders in the manner provided above.

        (d) The right of first refusal granted under this Agreement shall terminate upon the first to occur of (i) the effective date of a merger of the Company with or into another corporation in which fifty percent (50%) or more of the voting power of the Company is disposed of, or the sale of all or substantially all of the assets of the Company unless the Company's shareholders, as of the date of this Agreement, control more than fifty percent (50%) of the surviving entity; (ii) the closing date of an IPO; or (iii) the liquidation or dissolution of the Company.

                                  Section 13
                             TERMINATION OF RIGHTS
                             ---------------------

          Unless otherwise specified herein, the rights and provisions of this Agreement shall terminate as to all Holders on the seventh (7th) anniversary of the date of the Company's seventh Initial Public Offering. The rights of any individual Holder to receive notice and to participate in a registration pursuant to the terms of Section 2 or Section 3 hereof or to request a registration pursuant to the terms of Section 4 hereof shall terminate at such time as such Holder (i) owns less than one percent (1%) of the outstanding Stock of the Company and (ii) could sell all of the Registrable Securities held by such Holder in any one three-month period pursuant to Rule 144 (including Rule 144(k)) under the Securities Act, and in any event, upon the second anniversary of the IPO.

                                  Section 14
                                 MISCELLANEOUS
                                 -------------

        14.1 Assignment.  Subject to compliance with the Purchase Agreement,
             ----------
the rights to cause the Company to register Registrable Securities, the information rights provided in Section 11, and (upon the prior written consent of the Company, not to be unreasonably withheld) the right of first refusal provided in Section 12 granted to the Holders by the Company under this Agreement may be transferred or assigned by the Holders to an Affiliate or may be transferred or assigned by any Holder to a transferee which acquires at least 100,000 Shares of the Registrable Securities (including, for such purposes, the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred) owned as of the date of this Agreement by such Holder; provided that the Company is given written notice at the time of or
             --------
within a reasonable time after said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such rights are being transferred or assigned, and, provided
                                                                     --------
further, that the transferee or assignee of such rights assumes the obligations
-------
of such Holder under this Agreement and agrees to be bound hereby pursuant to a written instrument in form and substance reasonably satisfactory to the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any transferee or assignee shall thereafter be treated as a Holder in all respects, subject to the limitations herein. Until the Company receives actual notice of any transfer or assignment, it shall be entitled to rely on the then existing list of Holders and the failure to notify the Company of any transfer or assignment shall not affect the validity of a notice properly given by the Company to the Holders pursuant to lists maintained by the Company.

        14.2 Aggregation of Shares.  All shares of Registrable Securities held
             ---------------------
or acquired by affiliated entities or persons, including without limitation, Affiliates, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

        14.3 Governing Law.  This Agreement shall be governed by and construed
             -------------
under the laws of the State of California as applied to agreements entered into solely between residents of and to be performed entirely within, such state.

        14.4  Counterparts.  This Agreement may be executed in two or more
              ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        14.5  Titles and Subtitles.  The titles and subtitles used in this
              --------------------
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        14.6  Notices.  All notices, requests, demands and other communications
              -------
under this Agreement or in connection herewith shall be given to or made upon the Holder at the addresses set forth in the Company's records and, if to the Company, at the address previously furnished by the Company to the Holders, addressed to the attention of the President.

        (a) All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be sent by airmail, return receipt requested, or by facsimile with confirmation of receipt, and shall be deemed to be given or made when receipt is so confirmed.

        (b) Any party may, by written notice to the other, alter its address or respondent, and such notice shall be considered to have been given three (3) days after the airmailing or faxing thereof.

        14.7  Attorneys' Fees.  If any action at law or in equity (including
              ---------------
arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

        14.8  Amendments and Waivers.  Any term of this Agreement may be amended
              ----------------------
or any right hereunder waived with the written consent of the Company and the Holders of 66-2/3% of the outstanding Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Registrable Securities. Any amendment or waiver effected in accordance with this Section
14.8 shall be binding upon the Holders and each transferee of the Registrable Securities, each future holder of all such Registrable Securities and the Company.

        14.9  Severability.  If one or more provisions of this Agreement are
              ------------
held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

        14.10  Delays or Omissions.  No delay or omission to exercise any
               -------------------
right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

        14.11  Entire Agreement; Superseding Effect.  This Agreement and the
               ------------------------------------
documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and any other written or oral agreements between the parties hereto pertaining thereto are expressly canceled. This Agreement amends and restates the Existing Rights Agreement in its entirety, and the Existing Rights Agreement shall be deemed terminated upon the execution of this Agreement by the Company and the Holders of a majority of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred (and Common Stock issuable upon conversion thereof) party thereto.

          IN WITNESS WHEREOF, the parties have caused this Amended and Restated Investors' Rights Agreement to be executed as of the date first written above.



"Company"                                           "Holders"

DIGITAL ISLAND, INC.
                                                     ------------------------


By:                                                 By:
    ------------------------                            ---------------------

Name:                                               Name:
     -----------------------                             --------------------

Title:                                              Title:
      ----------------------                              -------------------




              **AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT**